Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Arbutus Biopharma Corporation

We consent to the incorporation by reference in the registration statement (No. 333‑215290) on Form S-3, as amended, and registration statements (No. 333-228919, No. 333‑202762, No. 333-212115, and No. 333-186185) on Form S-8 of Arbutus Biopharma Corporation of our reports dated March 7, 2019 with respect to the consolidated balance sheets of Arbutus Biopharma Corporation as at December 31, 2018 and December 31, 2017 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the annual report on Form 10-K of Arbutus Biopharma Corporation for the year ended December 31, 2018.

Our report on the consolidated financial statements refers to changes in accounting policies for revenue in 2018 due to the adoption of ASC 606 - Revenue from Contracts with Customers.

/s/ KPMG LLP
Chartered Professional Accountants

Vancouver, Canada
March 7, 2019